AGREEMENT

THIS AGREEMENT, made and entered into as of this 1st day of April, 2005 (the Effective Date), by and between THE ALL ENGLAND LAWN TENNIS CLUB (WIMBLEDON) LIMITED, a corporation organized and existing under the laws of England and having an office and place of business at Church Road, Wimbledon SW19 5AE, England (hereinafter referred to as "Licensor") and PIXIEM INC., having an office and place of business at 2275 Jackson #5 San Fransisco, CA 94115, United States of America (hereinafter referred to Company).

WITNESSETH:

WHEREAS, the Wimbledon Lawn Tennis Championships (hereinafter referred to as the "Wimbledon Championships") is a sporting event organized by The All England Lawn Tennis and Croquet Club of Wimbledon, England (hereinafter referred to as "The All England Club"), the name and identification of which has commercial value;

WHEREAS, The All England Club has granted to Licensor the exclusive right and license to supply, sell, advertise and promote goods, merchandise and services of any description with the use of the Wimbledon Identification (as defined hereinbelow) and to so authorize others;

WHEREAS, Company creates interactive game applications for the wireless and mobile multimedia game market and wishes to create and deliver such applications branded with the Wimbledon Identification on a worldwide basis; and

WHEREAS, Licensor is willing to grant to Company a license to use the Wimbledon Identification, upon the terms and conditions hereinafter contained.

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties do hereby agree as follows:

1. Definitions. As used herein, the following terms shall be defined as follows:

(a) "Wimbledon Identification" as used herein shall mean the names "Wimbledon" and "The Championships, Wimbledon" and the Wimbledon "Flying W" logo and any reference thereto, as may be approved in advance by Licensor, and the Trademarks as defined in Paragraph 1(b) hereof.

(b) The "Trademarks" shall include all trademark registrations and applications filed or obtained in the name of Licensor in the Contract Territory for any of the following marks:

(i) the name "WIMBLEDON",

(ii) the words "THE CHAMPIONSHIPS WIMBLEDON", and

(iii) the Wimbledon ["Flying W"/Cross Rackets] Logo.

(c) Official Designation as used herein shall mean the title the Official Signature Wimbledon Championships [Mobile] Game or such other designation as Licensor may approve in writing from time to time during the Contract Period.

(d) "Game" as used herein shall mean the interactive game to be developed and launched by Company in accordance with Paragraph 3 below.

(e) Mobile Device means any handheld mobile wireless device (whether now known or hereafter developed), including without limitation a Personal Digital Assistant (PDA) or mobile phone, which is capable of receiving and sending voice and/or data and/or video communications by means of Mobile Wireless Technology and which is designed or adapted to be capable of being used while the user is in motion but excluding portable television sets.

(f) Mobile Wireless Technology" means any mobile wireless technology, which is or may be used during the Contract Period with radio frequency spectrum in any band, to enable or facilitate transmission of textual material, data, voice, video or multimedia services to Mobile Devices and which includes (without limitation) wireless technology employed in General Packet Radio Services (GPRS), the Global System for Mobile Communications (GSM), Enhanced Data GSM Environment (EDGE), Code Division Multiple Access (CDMA), High Speed Circuit Switched Data (HSCSD), Personal Communications Networks (PCN), Wireless Application Protocol (WAP) and the Universal Mobile Telecommunications System (UMTS) and their related or derivative systems and services or any combination of them but excluding (i) the following wireless radio communications systems, namely, 802.11, Wi-Fi, Bluetooth, Wireless LAN technologies, Local Multipoint Distribution System (LMDS), Multichannel Multipoint Distribution System (MMDS) and any related, similar or derivative wireless radio communications systems or any combination of them and (ii) any and all broadcast technologies including, without limitation, Digital Audio Broadcasting (DAB), Digital Video Broadcasting-Handheld (DVB-H) and related, similar or derivative broadcast technologies or any combination of them.

(g) Marks as used herein shall mean the Official Designation, the Wimbledon Identification and the Trademarks collectively.

(h) "Contract Period" shall mean that period commencing on the Effective Date and continuing until 31 December 2007.

(i) "Contract Year" shall mean a period of twelve (12) months commencing on any first day of January during the Contract Period, except that the first Contract Year shall commence on the Effective Date and conclude on 31st December 2005.

(j) "Contract Territory" shall mean the world, subject to clause 3(f) below.

(k) Strategy Document shall have the meaning given in section 3(e) below.

(l) Effective Date shall mean the date of this Agreement, as set out at the head of this Agreement.

2. Licensor Warranty. Licensor hereby warrants that it has no commitment, express or implied, with any other person, firm or corporation which is in conflict with the terms, conditions and understandings contained in this Agreement. Licensor warrants that it has all of the rights necessary to enter into this Agreement and to make the grant herein contained.

3. Game Development Plan.

(a) Upon signature of this Agreement, Company will work to develop an interactive game for the Mobile Device game market, based around the Wimbledon Championships. Company will present storyboard proposals for the Game to Licensor for approval no later than 4 months after the Effective Date. Company agrees that all aspects of the Game shall be subject to the prior written approval of Licensor not to be unreasonably withheld or delayed.

(b) Company will develop the Game for launch in JAVA and BREW platforms simultaneously.

(c) Company shall use commercially reasonable efforts during the Contract Period to update the Game to ensure that it reasonably reflects developments in both JAVA and BREW platforms.

(d) The parties agree that the Game will be launched on Mobile Wireless Technology platforms only and shall not be available for playing via a console or on a PC.

(e) As soon as practicable after the Effective Date Company shall present to Licensor for its approval (not to be unreasonably withheld or delayed), a written proposal setting out Company s suggested strategy for launching the Game in various territories and languages throughout the Contract Period. Once the proposal has been approved by Licensor Company shall implement the approved strategy (the Strategy Document) in accordance with its terms. Company agrees not to launch the Game in any given territory or take any other action unless such launch/action has been previously approved in writing by Licensor as part of this Agreement, the Strategy Document or otherwise. The parties agree to review the Strategy Document on an annual basis within 60 days of the end of the Wimbledon Championships and agree in writing any updates thereto.

(f) The parties agree that in principle Company has the option to launch the Game anywhere in the Contract Territory, subject to the Licensor approving launch in each country/territory on a case by case basis, such approval not to be unreasonably withheld or delayed. The parties agree that initially the Game will be launched in the United Kingdom and United States only. Licensor agrees not to solicit proposals from third parties during the Contract Period to launch/operate games for Mobile Devices in the Contract Territory, however, if a third party approaches Licensor with a proposal to do so in a territory in which Company has not yet launched (nor has definitive plans to launch) the Game, Licensor shall give notice to Company of such third party proposal. If Licensor does not receive a good faith written proposal from Company to launch/operate the Game in the subject territory on terms no less favourable (in Licensor s reasonable opinion) to Licensor than the third party proposal within thirty (30) days of Licensor s notice, Licensor shall be entitled to accept the third party proposal (notwithstanding clause 4(b)) and if Licensor does so, the definition of Contract Territory shall be deemed amended so as to exclude the relevant territory and Company shall not be entitled to launch the Game in the relevant territory (unless Licensor otherwise agrees in writing). Any such written offer by Company shall propose which additional language the Game will be launched in (if any) and Company shall be obliged to launch the Game in the relevant additional territory in such language(s) within a commercially reasonable period after Licensor s acceptance. Notwithstanding the foregoing, Licensor agrees not to allow any third party to launch a game for Mobile Devices comparable to the Game during the Contract Period in Japan or Korea.

(g) Company undertakes to develop the Game so that it is available for launch in the United Kingdom and the United States in the English language (and such other languages as the parties may agree in accordance with section 3(f) above) no less than two (2) months prior to the start of the Wimbledon Championships in 2005.

(h) Company shall:

- Company shall use commercially reasonable efforts during the Contract Period to ensure the Game's compatibility with handset standards in each subject territory where the Game is launched. The foregoing efforts shall include conducting handset compatibility and usability tests, supporting handset porting processes, and coordinating with Distributors (defined in Paragraph 6 hereof) to achieve market penetration;
- Continually test new handsets launched during the Contract Period to ensure the Game is universally available;
- Assist the various operators to enable them to make the Game available to their customers throughout the Contract Period.

(i) The parties agree that the Company (and not Licensor) shall be responsible for obtaining all necessary and desirable third party clearances and permissions to use any names and/or likenesses of individual players (and any other third party intellectual property) to be featured in the Game (if any).

4. Grant of Rights.

(a) Subject to all of the terms and conditions of this Agreement, Licensor hereby grants to Company during the Contract Period and any extension thereof, the right and license throughout the Contract Territory to use the Exclusive Marks in connection with development, launch, advertisement, distribution and sale of the Game, and Company does hereby agree to develop, launch, advertise, promote and distribute the Game and to use the Marks in connection therewith. It is expressly understood and agreed by Company that Company may use the Marks only in connection with the Game and only as specifically permitted by the terms hereof.

(b) The term Exclusive as used in section 4(a) above means that Licensor agrees subject to clause 3(f) above) not to grant to any third party the right to use any of the Marks during the Contract Period in the Contract Territory in connection with the development, launch, advertisement, distribution or sale of any interactive game intended exclusively for use via Mobile Wireless Technology. For the avoidance of doubt, nothing in this Agreement shall restrict Licensor from granting any third party to use any of the Marks in connection with any form of game capable of use on a console or PC, including but not limited to online or console games that are capable of being played on a mobile device through the devices internal web browser.

5. Prohibition of Sublicensing. Company acknowledges and agrees that Licensor has not granted to Company any right to sublicense any of the rights herein granted by Licensor to Company. Company shall have the right to appoint certain mobile network operators as authorized distributors of the Game (as provided in Paragraph 6 below), but Company shall not grant any license to any third party to develop, advertise, promote, distribute or sell any form of Game other than the Game as developed by Company itself. If, notwithstanding this prohibition, Company grants any sublicense to any third party, Licensor shall have the immediate right to terminate this Agreement upon written notice of termination to Company.

6. Authorised Distributors. Subject in each case to the prior written approval of Licensor, Company shall enter into agreements with chosen mobile network operators and other distributors in various territories (collectively Distributors) who will distribute the Game to their respective customers. All aspects of the arrangements with the Distributors shall be subject to the prior written approval of Licensor not to be unreasonably withheld or delayed.

7. Marketing Efforts.

(a) Company agrees that, during the Contract Period, it will use its diligent efforts actively to promote the sale of the Game throughout the Contract Territory, including but not limited to promoting the Game on Company s website. As part of the Strategy Document the parties will agree an advertising campaign from time to time.

(b) Licensor agrees to use its reasonable endeavours to assist Company in marketing and promoting the Game in the Contract Territory at no charge to Company, including, without limitation:

(i) Displaying advertisements and other promotional materials for the Game on the Club's Official Website (at www.wimbledon.org) (the "Website") on a reasonably frequent basis (to include the home page);

(ii) Displaying advertisements and other promotional materials for the Game on the Club's e-newsletter on a reasonably frequent basis;

(iii) Actively coordinating such marketing and promotion with Licensor's existing commercial and media partners in the various Contract Territories; and

(iv) Undertaking such additional promotional activities as may be agreed between the parties from time to time.

(i)

8. Guaranteed Royalty. As compensation to Licensor for the grant to Company for the above rights, Company shall pay to Licensor, with respect to each separate Contract Year during the Contract Period, the following guaranteed royalties set forth in the following schedule:

Contract Year	Guaranteed Royalty
First (2005)	US$ 100,000
Second (2006)	US$ 100,000
Third (2007)	US$ 100,000

Each guaranteed minimum annual royalty shall be paid as follows: (i) For the First Contract Year, US$25,000 shall be paid within 14 days of the Effective Date, and US$75,000 shall be paid upon 1 May 2005, or if earlier, the date on which the Game is first ready for distribution by Distributor to its subscribers (or is otherwise made available to the public such as through Licensor s official website) ;(ii) for the Second and Third Contract Year, Company shall pay 100% of the guaranteed royalty on 1 May 2006 and 1 May 2007 respectively, in advance.

9. Earned Royalty.

(a) Company also agrees to pay to Licensor an earned royalty at the rate of forty percent (40%) of the total Net Wholesale Revenues (defined below) in connection with the Game received by Company during each Contract Year; provided, however, that the full amount of the guaranteed minimum annual royalty set forth in Paragraph 8 above applicable to the Contract Year concerned shall first be credited against the payment of any earned royalty with respect to sales of the Game made during such Contract Year. No part of any guaranteed minimum annual royalty shall be carried forward (or back) as a credit from one Contract Year to another.

(b) If Net Wholesale Revenues exceed the Rate Threshold at any time then the earned royalty rate (described in Section 9(a) hereof) applicable to all Net Wholesale Revenues earned in the remainder of the Contract Period shall be increased to fifty percent (50%). For all purposes hereof, the Rate Threshold shall be a figure that represents the total costs incurred by Company in the initial development, porting and testing of the Game, plus any part of the guaranteed royalties paid under section 8 that Company has not recouped from Net Wholesale Revenues in any Contract Year. Company shall supply Licensor with a costs report by 1st October 2005 detailing all costs as described in this section for the purpose of calculating the Rate Threshold. Company shall keep and maintain accurate books and records with respect to such costs, which shall be available for inspection and copying by Licensor or its representative upon appropriate advance notice during business hours prior to 31st December 2007. Licensor agrees that the Rate Threshold shall be subject to a maximum figure, whereby the maximum amount of Net Wholesale Revenues shared between the parties under section 9(b) before the change to the earned royalty rate shall be $450,000.

(c) For all purposes hereof, Net Wholesale Revenues shall mean Company s gross receipts arising in connection with the Game less only: (i) sales taxes, value added taxes and other tax assessments paid by Company in connection with the sale of the Game; and (ii) any fees and revenue share amounts paid by Company to Distributors; Earned royalties shall be payable within thirty (30) days following the end of each calendar year quarterly period during which sales of the Game have been achieved. ***[(iii) has been removed as it is already taken into account in 9(a).]***

10. Sales Reports. Company shall supply Licensor with a sales report with respect to all sales of the Game sold during each calendar year quarterly period during which sales have been achieved, said sales reports to be delivered to Licensor within forty-five (45) days following the conclusion of such quarter. Such sales reports shall indicate separately for each country wherein sales of the Game have been achieved, all relevant details giving rise to the calculation of Net Wholesale Revenues for the reporting period. Company shall keep and maintain accurate books and records with respect to sales of the Game during each calendar year quarter,

and the computation of royalties with respect thereto, which books and records shall be available for inspection and copying by Licensor or its representative upon appropriate advance notice during business hours prior to the conclusion of a two (2) year period following the termination of the relevant Contract Year.

11. Payments. Unless and until Licensor advises Company to the contrary, invoicing will be carried out by Licensor s authorized collection agent, TWI(UK) Limited. Payment to TWI in accordance with the instructions on such invoices shall constitute payment to Licensor for the purposes of this Agreement. Past due payments hereunder shall bear interest at the rate of (i) one and one-half percent (1.5%) per month, or (ii) the maximum interest rate permissible under law, whichever is less.

12. Approval of the Game.

(a) Company agrees that Licensor shall have the right to approve or disapprove in advance of sale the quality, style, colors, appearance, and look and feel of the Game and to approve or disapprove any and all endorsements, trademarks, trade names, designs and logos (whether included in the Wimbledon Identification or not) used in connection with the Game. Licensor agrees not to withhold or delay such approval unreasonably. Company shall not distribute or sell the Game until it has been approved by Licensor.

(b) Before selling or distributing the Game hereunder, Company shall submit to Licensor, at the address set forth in Paragraph 14 hereof, at no cost or expense, for its examination and approval or disapproval, a sample thereof together with its intended marketing materials. Licensor agrees that it will promptly examine and either approve or disapprove such samples, and that Licensor will promptly notify Company of its approval or disapproval. Licensor agrees that it will not unreasonably disapprove any item and, if any is disapproved, that Company will be advised of the specific reasons in each case.

(c) If, during the Contract Period, any defect which reflects unfavourably upon Licensor or The All England Club should arise in the Game, then Licensor shall have the right to require Company to immediately correct such defects, failing which Licensor shall have the right to withdraw its approval of the Game. In the event of such withdrawal:

(i)_ Company shall use its best endeavours to withdraw the Game from public circulation until the fault is rectified;

(ii) Company shall use its best endeavours to rectify the fault as quickly as possible and to return the Game to a format approved by Licensor;

(iii) If Company is not able to rectify the fault within a reasonable period of time having used its best

endeavours to do so, either party may terminate this Agreement by written notice to the other.

(d) Company represents and warrants that:

(i) the Game advertised, distributed and sold to consumers in accordance with this agreement shall be substantially identical to and of no lesser quality than the production sample thereof which was previously approved by Licensor in accordance with this paragraph; and

(ii) once the Game is approved by Licnesor, Company will not introduce any new features to the Game that may cause any defect.

13. Advertising.

(a) Approval: Company agrees that Licensor shall have the right to approve or disapprove in advance the contents, appearance and presentation of any and all advertising materials which incorporate any of the Marks which make reference in any way to The All England Club whether to be distributed by Company or any Operator. Company agrees that it will not produce, publish or in any manner distribute any such advertising materials which have not been approved in advance by Licensor or which are, at any time, disapproved by Licensor in accordance with the provisions herein below (nor will it permit any of the same to be done by any Operator or any other third party). Before producing, publishing or distributing any advertising materials hereunder, Company shall submit to Licensor, at the address set forth in Paragraph 16 hereof, for its examination and approval or disapproval (which submission may be by means of fax transmission), a sample thereof together with text, coloring and a copy of any photograph proposed to be used. Licensor agrees that it will promptly examine and either approve or disapprove such sample advertising material, and that Licensor will promptly notify Company of its approval or disapproval. Licensor agrees that it will not unreasonably disapprove any sample advertising and, if any is disapproved, that Company will be advised of the specific reasons in each case.

(b) Club Access: Licensor agrees to allow Company reasonable access to the The All England Club grounds for production purposes, it being understood that such activities shall be scheduled and conducted at times and places which are both reasonably convenient to the members and staff of The All England Club and which do not interfere with the conduct of the Wimbledon Championships.

14. Submissions and Notices. Any notices required or permitted hereunder shall be considered as duly made if delivered to the party for which intended at the following address:

To Licensor

The All England Lawn Tennis Club (Wimbledon) Limited
Church Road
Wimbledon SW19 5AE
Attention: Robert E. McCowen

Fax: 44-208 947 8752

With a copy thereof to:

TWI (UK) Limited
McCormack House
Burlington Lane
London W4 2TH
England
Phone: 44-208-233-5300
Fax: 44-208-233-6101
Attention: Patrick McNerney

To Company:

15. Trademarks.

(a) Licensor agrees that it will not, during the Contract Period, sanction any other party to use any mark identical with or confusingly similar to any part of the Trademarks in a manner which is in conflict with the rights of Company hereunder.

(b) Company agrees that nothing herein shall give to Company any right, title or interest in any of the Marks (except the licensed rights in accordance with this Agreement), that each and every part of the Marks and any mark registered pursuant to this Agreement is, and is to be, the sole property of Licensor or The All England Club and that any and all use by Company of any part of the Marks, and the goodwill arising therefrom, shall inure to the benefit of Licensor.

(c) Company agrees that it will not during the Contract Period, or at any time thereafter, raise or to cause to be raised any questions concerning, or objections to the validity of, or the right to the use of, the Marks or the right of Licensor thereto.

(d) Company agrees that it will not, during the Contract Period, or at any time thereafter, file any application for any mark, or obtain or attempt to obtain ownership of any mark or trade name, in any country of the world, which refers to or is suggestive of the name "The All England Club," the name "Wimbledon," any other part of the Wimbledon Identification or any mark, design or logo intended to identify products or services endorsed by Licensor or The All England Club.

(e) In the event that Licensor decides to apply for registration of any part of the Marks, Company will render Licensor all reasonable assistance towards obtaining such registration, including the execution of documents, deemed necessary or desirable by

Licensor subject to Licensor paying Company s reasonably incurred out of pocket expenses (if any). If Company is deemed in law to be the proprietor of any mark or name subject to such registration so as to make it necessary for the application to be made or proceeded with in the name of Company then, at the request and expense of Licensor, Company will make and proceed with such application for registration and do all acts and execute all documents necessary for obtaining registration in the name of Company and thereupon assign such registration to Licensor.

(f) At the request and expense of Licensor, Company shall perform whatever acts deemed necessary or desirable by Licensor to vest in Licensor ownership and title to any part of the Marks, including the execution of documents deemed necessary or desirable by Licensor.

16. Trademark Notices. Company shall cause to be imprinted irremovably and legibly in the Game distributed or sold under this Agreement (where this is feasible), and on all material used in connection therewith, including, but not limited to, advertising, promotional, and any other such material wherein the Trademarks appear, the designation R or TM, as Licensor deems appropriate to protect such trademark, together with a statement that the Game is developed and distributed under license from Licensor.

17. Infringement of the Marks.

(a) Licensor agrees to use its best efforts to reduce or, if possible, eliminate any infringement of the Marks, and for this purpose Company agrees to notify Licensor in writing of any infringement or imitations by others of the Marks if and when such become known to Company. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations, and Company agrees to assist Licensor, to the extent necessary, and at Licensor's request and cost, in Licensor's efforts to eliminate any such infringement. Company shall not institute any suit or take any action on account of any such infringements or imitations except with the prior written consent of Licensor to do so.

(b) If there should occur any infringement of any one or more of the trademarks described in Paragraph 1(b) hereof, Licensor and Company agree to consult with each other and with Licensor's lawyers in order to determine what remedies, if any, may be available to reduce or eliminate such infringement. If such remedies exist, and if in the opinion of Licensor they are commercially and financially reasonable under the circumstances, Licensor will instruct its lawyers to institute such action.

18. Trademark Indemnity.

(a) In the event a third party should make or file against Company any claim or action in which is alleged that use by Company of the Trademarks in accordance with this Agreement infringes the

trademark rights of such claimant, then Company shall promptly notify Licensor of such claim, and thereafter Licensor shall undertake diligent efforts to have such claim withdrawn, compromised, or defended. In this connection, Company shall cooperate with Licensor's efforts (for example, by providing Licensor at Licensor's request with evidence of Company's use of the Marks in advertising, packaging and otherwise).

(b) Licensor shall, at its sole expense and in accordance with its own reasonable business judgment, take whatever steps it deems necessary or appropriate to finally dispose of such claim (including, at Licensor's election, defending any legal action to final judgment). If such claim is disposed of by the payment of money to the claimant, Licensor shall be solely responsible for such payment. If such claim is disposed of by an agreed suspension in the sales of the Game (or if any court shall direct such suspension or limitation), then Company shall, upon notice from Licensor to that effect, so suspend or limit its sales of the Game and procure the same by the Distributors. Licensor shall not agree to any such suspension without first consulting with Company. Company shall be relieved of its obligation to pay guaranteed royalties under clause 8 on a pro rata basis in respect of any such period of suspension.

(c) If Company is required to so suspend or limit its sales of the Game, then Company agrees it shall, at Licensor's request, discontinue further advertising, distribution and sales of the Game in the affected territory. Licensor shall not otherwise be responsible for any damages suffered by Company as a result of such suspension or limitation, and such suspension or limitation shall not terminate or constitute a default by Licensor of this Agreement. If as a result of suspension or limitation upon Company's sales of the Game, Company shall determine in good faith and in the exercise of Company's reasonable business judgment, that Company's efforts to advertise, promote and sell the Game is no longer commercially feasible, Company shall have the right, at its election, by written notice to Licensor, to elect to terminate the Contract Period hereof.

19. Product Liability Indemnity. Company agrees to protect, indemnify and save harmless The All England Club, Licensor and Licensor's authorized agent, and any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable lawyers' fees, arising out of, or in any way connected with, any claim or action for personal injury, death or other cause of action involving (i) alleged defects in the Game, (ii) any breach of any statutory obligation, and/or (iii) any alleged or actual infringement of any third party intellectual property rights.

20. Use of the Marks After Termination. It is understood and agreed by Company that from and after the termination of the Contract Period, or the earlier termination under the terms of this Agreement, all of the rights of Company to the use of the Marks shall, except as hereinafter expressly provided in the paragraph

next following, cease absolutely, and Company shall not thereafter make use of the Marks in any way whatsoever.

21. Termination for Default. If either party at any time during the period of this Agreement shall (a) fail to make any payment of any sum of money herein specified to be made, or (b) fail to observe or perform any of the covenants, agreements, or obligations hereunder (other than the payment of money), the nondefaulting party may terminate this Agreement as follows: as to (a) if such payment is not made within ten (10) days after the defaulting party shall have received written notice of such failure to make payment, or as to (b) if such default is not cured within thirty (30) days after the defaulting party shall have received written notice specifying such default. Failure to terminate this Agreement pursuant to this section shall not effect or constitute a waiver of any remedies the non-defaulting party would have been entitled to demand in the absence of this section, whether by way of damages, termination or otherwise. Termination of this Agreement for whatever reason shall be without prejudice to the rights and liabilities of either party to the other in respect of any matter arising under this agreement.

22. Option and Right to match. Licensor hereby grants Company the option (to be exercised by written notice prior to 31st December 2007) to extend this Agreement for a further two (2) years, on similar terms as those of this Agreement (to be agreed between the parties in good faith) if, prior to 31st December 2007, Licensor receives at least [US $200,000] in royalties under clause 9 above, in addition to the guaranteed royalties under clause 8 above.

In addition Licensor hereby agrees that if, prior to the end of the Contract Period a third party offers to enter into an agreement for the operation/distribution of an interactive game (intended exclusively for use via Mobile Wireless Technology) after the Contract Period, Licensor shall grant Company a right to match such offer, meaning that prior to accepting such offer Licensor shall grant Company the opportunity to make Licensor a written offer to extend this Agreement beyond the Contract Period, on terms no less favourable (in Licensor s reasonable opinion) to Licensor than the third party offer. If Licensor does not receive such an offer from Company within fourteen (14) days of a written request from Licensor, Licensor shall be entitled to accept the third party offer.

23. Exclusive Remedy. Company expressly acknowledges and agrees that in the event of any default hereunder of any obligation undertaken by Licensor, and/or any failure or insufficiency of any representation or warranty of Licensor or the grant of any rights by Licensor hereunder, whether in relation to matters within the control of Licensor or matters solely within the control of The All England Club, Company shall look solely to Licensor for the satisfaction of any claims, suits, actions, judgments, damages, expenses and remedies whatsoever, arising out of, or in any way connected with, the subject matter of this agreement.

24. Waiver. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

25. Bankruptcy. If Company shall become bankrupt or insolvent, or if Company's business shall be placed in the hands of a receiver or trustee, whether by voluntary act of Company or otherwise, the Contract Period shall, at the option of Licensor, immediately terminate. If Licensor shall become bankrupt or insolvent, or if Licensor's business shall be placed in the hands of a receiver or trustee, whether by voluntary act of Licensor or otherwise, the Contract Period shall, at the option of Company, immediately terminate.

26. Assignment. This agreement shall bind and inure to the benefit of Licensor, its successors and assigns. The rights granted Company hereunder shall be personal to it and shall not, without the prior written consent of Licensor, be transferred or assigned to any other party. Company shall not, however, be prohibited from assigning this agreement to any subsidiary of Company or any entity related to or affiliated with Company, provided that Company shall guarantee the financial obligations of such assignee to Licensor hereunder. In the event of the merger or consolidation of Company with any other entity which is not a subsidiary nor an entity related to or affiliated with Company, or in the event Company shall intend to sell, assign or otherwise dispose of its business related to the Game, Company shall notify Licensor of such fact within thirty (30) days after the event, and Licensor shall have the right to terminate the Contract Period by so notifying Company within sixty (60) days after receiving notice of such merger, consolidation, sale assignment or transfer. Licensor agrees, however, that it will exercise this right only for good and sufficient commercial reasons which relate to the protection of the reputation, image and good will of Licensor, The All England Club and the Wimbledon Championships.

27. Significance of Headings. Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

28. Entire Agreement. This writing constitutes the entire agreement between the parties hereof and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

29. Joint Venture. This Agreement does not constitute and shall not be construed as constituting a partnership or joint

venture between Licensor and Company. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

30. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of England without regard to conflict of laws and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

31. Execution and Delivery Required. This instrument when signed by Company shall be deemed only an application for a license and shall not be considered to be a binding agreement unless and until signed by all parties noted at the appropriate place at the conclusion of this instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THE ALL ENGLAND LAWN TENNIS CLUB (WIMBLEDON) LIMITED	PIXIEM, INC.
By: [signature]	By: [signature]
R.E. McGowen	Benjamin F. Davis III
Marketing Director.	VP, Content Development

LD/ER/td K:2004\0071(1)draft 18.04.05